Exhibit 10.2

AGREEMENT AND RETENTION BONUS

This agreement is made between Commerce One Operations, Inc. (“Commerce One”), a Delaware Corporation, and Andy Hayden (“Mr. Hayden”).  In consideration for Mr. Hayden’s continued employment at Commerce One, the sufficiency of which both parties expressly acknowledge, Commerce One agrees to the provide Mr. Hayden with the terms described below.

1) Commerce One will not decrease Mr. Hayden’s annual salary below its current level through March 1, 2003 so long as Mr. Hayden continues to perform his job duties on a full-time basis.

2) In the event Mr. Hayden remains with Commerce One and continues to perform his job duties on a full-time basis through March 1, 2003, Commerce One will guarantee Mr. Hayden full payment of his annual bonus target in the amount of one hundred and forty four thousand dollars ($144,000), and will pay Mr. Hayden a retention bonus of seventy five thousand dollars ($75,000).  Both payments will be made in the March 15, 2003 payroll cycle and will be subject to applicable tax withholdings.

Nothing in this Agreement shall negate, alter, or supplement any term contained in Mr. Hayden’s “Commerce One, Inc. Change of Control Severance Agreement” (“Change of Control Agreement”) dated June 18, 2002.  In the event of a change in control, the Change of Control Agreement will exclusively govern all benefits available to Mr. Hayden and will take precedence over any inconsistent or additional term herein.  In addition, to the extent Mr. Hayden’s employment ends prior to March 1, 2003 for reasons other than change of control, his separation benefits and/or bonuses, if any, will be governed by Company policies in effect at that time for employees at Mr. Hayden’s level of seniority.

Dated: 7/15/02	/s/ Andy Hayden
Andy Hayden

Dated: July 15, 2002	/s/ Diana K. Jacobs
Diana K. Jacobs,
Chief Administrative Officer
For Commerce One Operations, Inc.